Exhibit 1

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the common stock of LAVA Therapeutics NV shall be filed on behalf of the undersigned.

SHAY CAPITAL LLC

By: Shay Capital Holdings LLC, its Manager

By: /s/ Elan Foxman

Name: Elan Foxman

Title: Chief Financial Officer

SHAY CAPITAL HOLDINGS LLC

By: /s/ Elan Foxman

Name: Elan Foxman

Title: Chief Financial Officer

Dated: September 26, 2025